EXHIBIT 10.07
                             MINERAL LEASE AGREEMENT
                                     BETWEEN
                             IDAHO GOLD CORPORATION
                                      AND
                         IDAHO CONSOLIDATED METALS CORP.
                              (THE FRIDAY PROPERTY)

         THIS MINERAL LEASE AGREEMENT, dated this 9th day of July, 1996 ("Effective Date"), is between IDAHO GOLD CORPORATION, a Nevada corporation, (hereinafter referred to as "OWNER") and IDAHO CONSOLIDATED METALS CORP., a Idaho corporation, (hereinafter referred to as "ICMC"). OWNER and ICMC are each hereafter sometimes referred to individually as "Party" and collectively as "Parties".
                                    RECITALS

         OWNER owns or controls certain patented mining claims located in Idaho County, State of Idaho. The mining claims are more particularly described in Exhibit A hereto (hereinafter called the "Property").

         OWNER is desirous of leasing the Property to ICMC for the purpose of ICMC Exploring, Developing and mining the same.

         ICMC is desirous of leasing the Property for such purposes.

         In consideration of Sixty Thousand (60,000) shares of common stock of ICMC (the ICMC "Stock") paid or to be paid by ICMC to OWNER, the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants and agreements of the Parties herein contained, OWNER and ICMC agree as follows:

                                    ARTICLE I

                                  DEFINITIONS

For purposes of this Agreement certain terms and provisions used herein are defined as follows:

         1.01 "Affiliate" means, with respect to any Party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is Controlled by, or is under common Control with a Party.
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         1.02 "Agreement" means this Mineral Lease Agreement, as it may be amended, together with Exhibits A - Property and B - Royalty.

         1.03 "Anniversary Date" shall mean the day and month indicated in the first paragraph of this Agreement occurring in each year subsequent to the Effective Date of this Agreement, so long as this Agreement shall continue in force and effect.

         1.04 "Commencement of Commercial Production" means the first day following the first period of ninety (90) consecutive days during which Products are produced from the Property at an average rate equal to at least fifty percent (50%) of the design capacity of the production facilities established for producing Products from the Property.

         1.05 "Control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contracts, voting trusts, or otherwise. Grammatical variations of "Control" have a like meaning.

         1.06 "Development" means all preparation for the removal of Ore for the commercial recovery of Products from such Ore, including surveying, development drilling and geological, geochemical and engineering analysis thereof, sampling, prestripping and stripping, the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products. The active pursuit of obtaining any federal, state or local authorization or permit related to any of the foregoing activities included in this definition shall also be considered to be an act of Development. Grammatical variations of "Development" have a like meaning.

         1.07 "Exploration" means all activities directed toward ascertaining the existence, location, quantity or quality of a commercial deposit of Ore on, in or under the Property, which activities are conducted prior to the commencement of Development
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of such deposit. Such activities include but are not limited to investigating, prospecting, surveying, sampling and drilling. The (active pursuit of obtaining any federal, state or local authorization or permit related to any of the foregoing activities included in this definition shall also be considered to be an act of Exploration. Grammatical variations of "Exploration" have a like meaning.

         1.08 "ICMC Stock" means Sixty Thousand (60,000) shares of the common shares of ICMC which are free and clear of any assessments but which are subject to a one (1) year trading restriction, which restriction shall commence as of the Effective Date of this Agreement. In addition, Thirty Thousand (30,000) shares shall be issued to OWNER on execution of this Agreement and the remaining Thirty Thousand (30,000) shares shall be issued to OWNER One (1) year from the Effective Date.

         1.09 "IGC Data" means that information and data described in Section
2.03 in This Agreement.

         1.10 "Mining" means the extraction of ore and associated waste rock from the Property. Grammatical variations of "Mining" have a like meaning.

         1.11 "Ore" means any and all metallic and non-metallic minerals of every kind (excluding only oil, gas, casinghead gas and associated liquid and gaseous hydrocarbon substances), including, without limitation, deposits, concentrates and solutions containing such minerals in all forms in which such minerals may be found, extracted or produced, as well as any by-products thereof.

         1.12 "OWNER" includes any subsidiary, parent company, subsidiary of parent company, division or Affiliate of OWNER (as the term "OWNER" is used above).

         1.13 "Production Royalty" means the payments provided for in Section 4.02.

         1.14 "Products" means all commercial minerals produced from the ore Mined from the Property.
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         1.15 "Property" means all right, title and interest of OWNER, as such right, title and interest are represented and warranted in this Agreement, in and to the surface estate and the mineral estate (specifically including any and all subsurface rights) of the lands described in Exhibit A, attached hereto and by this reference made a part hereof.

                                   ARTICLE II

                               GRANT OF AGREEMENT

         2.01 Lease of the Property. Subject to the terms and conditions contained in this Agreement, OWNER hereby leases exclusively unto ICMC, its successors and assigns, the Property. The leasehold rights granted to ICMC by OWNER include all of OWNER's rights and privileges (including but not limited to easements, rights-of-way, licenses, options and contracts, plans of operation, environmental permits and licenses, but not forms of security for closure and reclamation), whether now owned or hereafter acquired, that are appurtenant to the Property. The Property is leased to ICMC for the purpose of Exploring, Developing, Mining, producing, processing, consuming, transporting and marketing all grades and types of Ore and their constituent Products and all other substances associated or commingled therewith, by any method or methods deemed desirable by ICMC, whether the same is now or hereafter becomes known to ICMC.

         2.02 Mining Rights. The rights leased exclusively to ICMC pursuant to this Article II expressly include, without limitation, the following:

                  (a) the right to Mine the Ore and remove waste rock by open pit, underground, auger, borehole, drilling, combustion, insitu solution methods, or any other method now known or hereafter developed;

                  (b) the right to store, save, and stockpile Ore and Products;

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                  (c) the right to mill, concentrate, refine and otherwise
         [illegible text] Ore;

                  (d) the right to transport and market Ore and Products;

                  (e) the right to construct, use, maintain, repair, replace and relocate any and all facilities and structures on and [illegible text] as may be necessary, useful or convenient in connection with ICMC's operations on the Property and/or operations on other lands owned (in whole or in part), controlled, leased or operated by ICMC; such facilities and structures include, but are not limited to, buildings, roads, railroads, shafts, inclines, tunnels, adits, earth, waste dumps, ditches, drains, pumping stations, boreholes, alterations, Ore stockpiles, pipelines, telephone lines, utility lines, power lines, processing facilities, plants, shops and transportation facilities and other utilities, and the maintenance thereof;

                  (f) all rights-of-way, easements and servitudes as may be necessary, useful or convenient for the purposes set forth in (a) through (e) above, and the right of ingress and egress therefore;

                  (g) the right to use or consume so much of the surface and subsurface of the Property as may be found necessary, useful, convenient or incidental to carrying out the purposes of this Agreement, in accordance with the methods adopted by ICMC, such right to be carried out in ICMC's sole discretion without any requirement to leave or provide subjacent or lateral support for the overlying strata or surface or anything thereon, therein or thereunder; OWNER hereby waives and releases all surface damages arising from all operations in and the removal of Ore and waste rock from the Property by ICMC, its successors or assigns, or arising from any and all physical conditions now present or which may hereafter develop in or upon the Property;

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                  (h) the right to possess and use all or any part of the
         Property and any or all structures, facilities, tunnels, adits, winzes, shafts, pits, openings, ditches, roads, haulageways and other improvements or appurtenances existing thereon or thereunder to Explore, Develop, mine, produce, stockpile, store, market and transport Ore, Products, rock, waste, water or materials from all or any portion of the Property and/or from other properties, whether contiguous or not, owned (in whole or in part), controlled, leased or operated by ICMC, and for all other purposes, including, but not limited to, all rights-of-way, easements and servitudes as may be necessary, useful or convenient therefor and rights of ingress to and egress from such other properties which ICMC, in its sole discretion, determines to be necessary, useful or convenient for Exploration, Development, Mining or production operations on such other properties;

                  (i) the right to use the surface of the Property, during the term of this Agreement, for access across, and facilities related to any lands in which ICMC has an interest and which lands are being explored, developed or mined by ICMC or by an agent, partner or joint venturer of ICMC, as well as to use the surface of the Property for any other purposes related to such exploration, development or mining activities being conducted on such other lands;

                  (j) the right to use and consume, in compliance with applicable laws, all water rights relating to water within, upon or under the Property and all water rights, the point of diversion or place of use of which is on the Property; and

                  (k) the right to commingle (for all purposes including, but not limited to, Mining, storing, transporting, marketing, or selling) any Ore or Products produced from the Property or any portion thereof with any material or ore produced from any other lands which are owned (in whole or in part), controlled, operated, or leased by ICMC.

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         2.03 OWNER's Information and Data. Upon execution of this Agreement,
OWNER shall deliver to ICMC all records, data and information in its possession or reasonably available to it relating to title in the Property, and all maps, surveys, technical reports, core and drill cuttings, drill logs, and all metallurgical, geological, geophysical, geochemical and other technical data pertaining to the Property in its possession or reasonably available to it (the "IGC Data"). OWNER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS OR ACCURACY OF ANY INFORMATION OR DATA MADE AVAILABLE TO ICMC HEREUNDER OR TO THE FITNESS OR SUITABILITY OF SUCH INFORMATION OR DATA FOR ANY PURPOSE.

         2.04 Title to After-Acauired and Additional Interests. This Agreement will cover and extend to any further or additional right, title, interest or estate heretofore or hereafter acquired by OWNER in or to the Property or any part thereof.

         2.05 OWNER's Cooperation with ICMC. OWNER recognizes that ICMC may, among other things, apply for zoning and land use changes, enlarge existing roads, construct new roads, or facilities, file environmental assessment or impact statements or similar documents with local, state and federal governmental agencies and perform all other actions necessary to carry out ICMC's Exploration, Development or Mining operations on the Property. OWNER agrees that it will cooperate fully with ICMC and it will not file opposition or objections with any governmental entity regarding ICMC's Exploration, Development or Mining of the Property pursuant to this Agreement. Nothing in this Section 2.05 limits rights otherwise granted to ICMC under this Agreement.

                                  ARTICLE III

                          TERM: NO IMPLIED OBLIGATIONS

         3.01 Term. The primary term of this Agreement shall be Five (5) years, beginning on the Effective Date, unless sooner terminated or surrendered as hereinafter provided. This Agreement
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shall remain in effect after the expiration of the primary term for so long thereafter as substantial Exploration, Development or Mining operations shall be conducted on the Property.

         3.02 Waiver of Implied Obllgations. ICMC shall have no obligation to begin or perform prospecting, Exploration, Development, mining, processing, transporting or other operations on the Property, nor to mine and remove all or any portion of the ore thereon, therein or thereunder, nor is there any implied covenant to do so. OWNER expressly acknowledges and agrees that no Mining of ore may occur which would entitle OWNER to receive payment of Production Royalty and OWNER further acknowledges and agrees that ICMC, subject to ICMC's standard of operations set forth in Section 5.01, may waste or consume portions of any ore and ICMC shall not be required to pay any Production Royalty on any such ore which may be so wasted or consumed. OWNER expressly acknowledges and agrees that the consideration for the grant of this Agreement may therefore constitute the sole consideration for all rights of ICMC hereunder and that the same constitutes full, reasonable, fair and adequate consideration for the rights granted to ICMC by OWNER for the entire term of this Agreement. If ICMC shall conduct Exploration, Development, Mining, processing, transporting, and other operations or activities hereunder, such operations and activities shall be performed only to the extent, at such times and locations, and by or with such methods as ICMC, in ICMC's sole discretion, shall deem desirable. ICMC shall not be required to mine or protect in its mining operations any Ore which cannot be Mined, processed, shipped, and marketed at a reasonable profit to ICMC at the time encountered as determined in the reasonable judgment of ICMC.

                                   ARTICLE IV

                              PRODUCTION ROYALTIES

         4.01 Production Royalty. Beginning with the Commencement of Commercial Production and continuing thereafter, ICMC shall pay to

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OWNER a royalty as provided in Exhibit B, attached hereto and incorporated herein. No Production Royalty shall be due with regard to samples of ore which ICMC deems necessary to test or evaluate the technical or economic feasibility of extraction, milling or processing methods which may be used to enjoy the benefits and rights granted hereunder. ICMC shall have the right to remove such samples free of any Production Royalty whatsoever.

         4.02 Manner of Payment. All payments of Production Royalty due or payable to OWNER under this Article IV may be made by check or draft mailed or delivered on or before the due date to OWNER in the name of the person designated and at the address provided in Section 15.06 below.

                                   ARTICLE V

                                ICMC'S OPERATIONS

         5.01 Standard of Care. ICMC shall perform or cause to be performed its Exploration, Development and mining and other operations upon the Property and under this Agreement in a good and workmanlike manner and in accordance with sound mining and engineering practices.

         5.02 Compliance with Law. All work performed or caused to be performed by ICMC upon the Property shall be in compliance with all applicable federal, state and local laws, rules and regulations. With regard to closure and reclamation, ICMC shall reclaim, in accordance with state and federal laws and regulations, any disturbance on the Property. It is specifically agreed that ICMC assumes the responsibility to reclaim or otherwise cure all disturbances of the Property whether made before and after the Effective Date of this Agreement.

         It is agreed that prior to any Exploration, Development or mining, ICMC (in cooperation with OWNER) shall obtain release of all licenses, permits and lands related to the Property that are in the name of OWNER.

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         5.03 Books. ICMC shall keep accurate books and records on the accrual basis in accordance with generally accepted accounting principles. OWNER's sole inspection and audit rights as to ICMC's books and records are as set forth in Exhibit B.

         5.04 Reports. ICMC shall furnish to OWNER, within sixty (60) days following the effective date of termination of this Agreement, copies of all factual, non-interpretative geologic data produced by ICMC with respect to the Property. ICMC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS OR ACCURACY OF ANY INFORMATION OR DATA MADE AVAILABLE TO OWNER HEREUNDER OR TO THE FITNESS OR SUITABILITY OF SUCH INFORMATION OR DATA FOR ANY PURPOSE.

         5.05 Inspections. ICMC shall allow OWNER, as well as qualified engineers and geologists representing OWNER, to enter into any adits, winzes and shafts or upon the surface excavations and appurtenant structures operated by or on behalf of ICMC, at reasonable times and hours, for the purpose of visually inspecting the operations pertaining to this Agreement, upon at least five (5) days' written notice; provided, however, OWNER shall indemnify and hold ICMC harmless, and such representatives shall execute, if requested by ICMC, written waivers releasing ICMC from liability for personal injury or property damage while in or upon the Property, resulting otherwise than by the sole negligence of ICMC, its employees, contractors and agents. Whether or not a written waiver is executed by OWNER or its representatives, OWNER indemnifies and holds ICMC harmless from liability while OWNER and/or such representatives are in or upon the Property.

         5.06 Minimum Exploration and Maintenance Expenditures. As a condition only to the continuation of this Agreement, and subject to ICMC's right to terminate this Agreement as set forth in Article X, ICMC hereby agrees to commence 'an Exploration program with respect to the Property and to incur the following minimum amounts of Exploration and Maintenance Expenditures (as defined below) on the Property on or before the dates set opposite such amounts:

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          Minimum
Exploration and Maintenance                   To Be Incurred
       Expenditures                           Upon or Before
---------------------------        -------------------------------------------
        $15,000                    The first Anniversary Date of the Effective
                                     Date of this Agreement;

        $30,000                    The second Anniversary Date of the Effective
                                     Date of this Agreement;

        $65,000                    The third Anniversary Date of the Effective
                                     Date of this Agreement;

        100,000                    The fourth Anniversary Date of the Effective
                                     Date of this Agreement;

        $135,000                   The fifth Anniversary Date of the Effective
                                     Date of this Agreement;

         It is understood and agreed by the Parties that the above Exploration and Maintenance Expenditures are cumulative. For example, a total of $100,000 in Exploration and Maintenance Expenditures must be spent on the Property by the fourth Anniversary Date.

         If Exploration and Maintenance Expenditures in any year exceed the minimum amount required for such year as set forth in the above schedule, ICMC shall be entitled to credit the excess amount against Exploration and Maintenance Expenditures required for any subsequent Agreement Year or Years. It is further agreed that ICMC has not expended any Exploration or Maintenance Expenditures as of the Effective Date of this Agreement.

         As used herein "Exploration and Maintenance Expenditures" means: (i) Exploration Expenditures and Maintenance Expenditures as each is defined below, plus eight percent (8%) of such amounts as an allowance for administrative services, except with respect to administration of single-third party contracts where the overhead charge shall be five percent (5%), and (ii) all amounts deemed to constitute Exploration Expenditures and Maintenance Expenditures under this Exploration Agreement.
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         (a) "Exploration Expenditures" means all costs or other expenditures incurred by or on behalf of ICMC in connection with the evaluation, Exploration and Development of the Property, which expenditures may include, in ICMC's sole discretion and without limitation, the cost of or expenditures for geological mapping, geophysical surveying, geochemical assaying, drilling, sampling and other work on the Property.

         (b) "Maintenance Expenditures" means all costs or expenditures incurred by or on behalf of ICMC to preserve in good standing the status and title that the Property has on the Effective Date and to cure any defects in the title of the Property, specifically including administration and judicial proceedings.

                           ARTICLE VI OWNERSHIP;TITLE

         6.01 Ownership; Title. OWNER hereby represents and warrants as follows:

         (a) OWNER is incorporated under the business corporations act of the state of Nevada and represents that it exists and is in good standing in that state as those terms might be construed under the state's business corporations act; further, OWNER represents that it is qualified to conduct business in the state in which the Property is located and is in good standing as that term might be construed under the business corporations act of that state;

         (b) this Agreement has been duly authorized by all necessary corporate action on the part of OWNER and has been duly executed and delivered by OWNER;

         (c) the Property is not the whole or substantially the whole of the business, property, assets or undertaking of OWNER;

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         (d) there are no royalties, fees or monies payable or required to be paid to any person or entity with regard to the Property and there are no outstanding agreements, options or purchase rights to acquire any part of or all the Property;

         (e) OWNER has not engaged or employed any broker or finder in connection with the negotiation, execution or delivery of this Agreement or the Property; and

         (f) OWNER has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statue of any jurisdiction, and no such action or proceeding has been commenced against OWNER by any creditor, claimant, governmental agency or other person and OWNER has no present plans or intentions to undertake any of the foregoing; and

         6.02 Survival. The representations and warranties contained in Section
6.01 shall survive the execution and delivery of this Agreement.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF ICMC

         7.01 Representations and Warranties. ICMC represents and warrants to OWNER as follows:

         (a) ICMC is incorporated under the business corporations act of the Province of British Columbia, Canada, and represents that it exists and is in good standing in that Province as those terms might be construed under its business corporations act; further, ICMC represents that it is qualified to do business in the state in which the Property is located and is in good standing as that term might be construed under the business corporations act of that state;
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         (b) this Agreement has been duly authorized by all necessary corporate action on the part of ICMC and has been duly executed and delivered by ICMC;

         (c) ICMC has not engaged or employed any broker or finder in connection with the negotiation, execution or delivery of this Agreement or the Property;

         (d) ICMC has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statue of any jurisdiction, and no such action or proceeding has been commenced against ICMC by any creditor, claimant, governmental agency or other person and ICMC has no present plans or intentions to undertake any of the foregoing; and

         7.02 Survival. The representations and warranties contained in Section
7.01 shall survive the execution and delivery of this Agreement.

                                  ARTICLE VIII

                                      TAXES

         8.01 Taxes Paid by ICMC. ICMC agrees to pay the following:

         (a) all taxes levied and assessed on improvements on the Property during the term of this Agreement; and

         (b) all tax levied upon the interest of OWNER in the Property during the term of this Agreement.

         ICMC's obligation to pay the aforesaid taxes shall commence with taxes payable for the year of execution of this Agreement. ICMC agrees to make payment thereof, as required by federal, state and local statutes, rules and regulations, so that no default in taxes upon the interest of OWNER shall occur; provided, however, that ICMC shall have the right to contest by judicial proceeding or otherwise the validity of any assessment or levy of any of the aforesaid taxes and to take such action as ICMC deems necessary or

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desirable to secure cancellation, reduction, adjustment or equalization thereof before ICMC shall be required to pay and discharge the same. OWNER shall cooperate and assist ICMC as necessary in any judicial or other proceeding contesting the validity of any assessment or levy of any of the aforesaid taxes.

         ICMC shall require that taxes be assessed to OWNER in care of ICMC in order to assure that the taxes are timely paid. It is agreed that should OWNER receive tax bills or claims that are the responsibility of ICMC hereunder, the same shall be promptly forwarded to ICMC for appropriate action and if not so forwarded, ICMC shall not be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

         ICMC shall not be obligated to pay any tax imposed upon any payment it makes to OWNER under this Agreement, nor shall ICMC be compelled to discharge any liens upon the Property not arising by reasons of its activities under this Agreement.

                                   ARTICLE IX

                             LIABILITY AND INSURANCE

         9.01 Liens. ICMC shall promptly pay all wages due its workmen and employees and pay for all materials and supplies furnished for its operations hereunder and shall defend and protect OWNER from and against all claims, liens and liabilities which may arise as a result of ICMC's failure so to do. In the event that any mechanic's, materialmen's or laborer's liens may arise and are filed against the Property as a result of ICMC's operations hereunder, ICMC shall take all steps to obtain the discharge thereof.

         9.02 Insurance. ICMC shall maintain at all times during the term of this Agreement insurance of the type and in an amount adequate to satisfy employer's liability and workers' compensation obligations under applicable federal and state laws; provided, however, that ICMC may self-insure against such liability to the extent so permitted by applicable law.

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         9.03 Liability. ICMC will, at its sole expense, save, protect and hold
OWNER harmless against any and all claims, demands or judgments whatsoever for loss or damage to personal property and death or injury to persons arising out of ICMC's activities or operations on the Property with regard to the ICMC Stock, except those claims of OWNER, its assigns, contractors, employees, successors or agents which are barred by the provision of Section 5.05. ICMC's responsibilities under this Section 9.03 shall terminate upon termination of this Agreement, except for causes of action accruing before the date of termination.

                              ARTICLE X TERMINATION

         10.01 Termination by ICMC. ICMC may terminate this Agreement as to all or any portion of the Property at any time upon giving ten (10) days' written notice to OWNER and thereafter ICMC shall have no liability (specifically including Exploration and Maintenance Expenditure) to OWNER under or in relation to this Agreement except as provided in Section 10.04. Any partial of this Agreement by ICMC shall not reduce the and maintenance Expenditures provided for in this termination Exploration Agreement.

         10.02 Default

         (a) Defaults as to Tax Payments. If ICMC fails to pay taxes required to be paid by ICMC pursuant to Article VIII, OWNER may give written notice thereof to ICMC specifying the particulars of such failure. within thirty (30) days after delivery of the notice, ICMC may:

                  (i) remedy the failure, or in the case of a failure which cannot be remedied within the thirty (30) day period, commence and diligently proceed in good faith with action to remedy the failure; or

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                  (ii) pay to OWNER the amount of taxes required to be paid by
         ICMC pursuant to Article VIII that are the subject of OWNER's written notice,

         failing either of the above, OWNER may terminate this Agreement by further written notice to ICMC and ICMC shall have no liability to OWNER under or in relation to this Agreement except as provided in Section 10.06.

         (b) Other Defaults - In the event OWNER believes ICMC to be in default in the observance or performance of any of ICMC's covenants, agreements or obligations under this Agreement, other than defaults relating to the payment of taxes required to be paid by ICMC pursuant to Article VIII, which defaults are to be handled in accordance with Section 10.02(a) above, OWNER may give written notice of such alleged default, specifying the details of the same. ICMC shall have thirty (30) days following said notice within which to remedy any such default described therein, or to commence action in good faith to remedy such default or, in the case of Exploration and maintenance Expenditures, pay to OWNER the amount of Exploration and Maintenance Expenditures required to be incurred under Article V that are the subject of OWNER's written notice. Any such payment shall be deemed to be Exploration and Maintenance Expenditures under Article V.

         Unless ICMC shall so comply or commence to comply, this Agreement may be terminated at the option of OWNER; provided, however, that in the event ICMC believes that it is not in default, ICMC may give written notice to OWNER within the thirty (30) day period setting forth such fact. OWNER must then secure a final judicial determination (including all appeals concerning the same) by a court of competent jurisdiction that such default in fact exists; provided, however, that OWNER expressly agrees that ICMC shall not be liable for any incidental, consequential or punitive damages claimed by OWNER and no judgment shall award to OWNER indirect, consequential or punitive damages. In the event there is such a judicial determination, this Agreement shall not be

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terminable by OWNER if ICMC shall (i) satisfy such judgment within thirty (30)
days following its entry (or if an appeal of such judgment is taken, following its affirmance by the highest court to which such an appeal is made) and (ii) reimburse OWNER for all of its reasonable costs and expenses in obtaining such judgment, including attorney's fees; and provided, further, that OWNER shall not be entitled to terminate this Agreement for any default which by its nature is not retroactively curable if ICMC has used its reasonable efforts to cure such a default to the extent practicable or if ICMC has paid OWNER damages for ICMC's default where damages are an appropriate remedy.

         (c) Disputes Not to Interrupt Operations. Subject to OWNER's right to terminate this Agreement as set forth in this Section 10.02, disputes or differences between the parties shall not interrupt performance of or the continuation of operations under this Agreement. with regard to Production Royalties or any other sums payable hereunder or any part thereof, ICMC shall have the right to escrow the portion of any such payment that is in dispute as provided in Section 10.02(d) below. In the event of any dispute or difference, operations may be continued in the same manner as prior to such dispute or difference, until the matters in dispute have been finally determined between the parties. Upon final determination, such payments or restitutions shall be made as may be required under the terms of the settlement or final determination of the dispute.

         (c) Escrow Deposit. In the event dispute or litigation as to Production Royalties or any other sums payable hereunder or any part thereof, any such Production Royalties or other payments may be deposited in escrow with a depository bank selected by ICMC to be held until such dispute or litigation is finally resolved or terminated. Any sums so deposited in escrow by ICMC hereunder shall be deemed payment of Production Royalties or other sums due hereunder for purposes of compliance by ICMC with its obligations under this Agreement.

         10.03 Termination by Either Party. This Agreement may not be terminated by either party except as expressly provided in sections 10.01 or 10.02.

         10.04 Obligations upon Termination.

                  (a) Upon Termination of the Agreement. If this Agreement is terminated under Sections 10.01 or 10.02:

                           (i) ICMC shall comply with the provisions of Section
                  5.02 regarding closure and reclamation of the Property;

                           (ii) ICMC shall, as set forth in Section 9.01, remain
                  liable to OWNER for wages to workmen and ICMC's employees and payments for materials and supplies provided to ICMC for its operations on the Property;

                           (iv) ICMC shall, as set forth in Section 9.03, remain
                  liable to OWNER for causes of action accruing prior to termination of this Agreement;

                           (v) ICMC shall remain liable to OWNER for the payment
                  of the ICMC Stock and for the payment of any Production Royalties which accrue and are payable prior to termination of this Agreement;

                           (vi) The duty to arbitrate as set forth in Section
                  11.09 shall survive termination of this Agreement;

                           (vii) ICMC shall deliver promptly to OWNER executed
                  recordable transfer documents transferring its interest in and to the Property to OWNER free and clear of any claims of those claiming by, through or under ICMC; and

                           (viii) ICMC shall have the right for a period of one
                  (1) year to remove its buildings, structures, machinery, casings, tools, equipment and other personal property, permanent improvements and fixtures erected or placed upon the Property by ICMC after the date hereof, except only track, pipe, timber, shaft guides, sheave wheels, air gates, ventilation ducts, chutes and ladders in place and protective devices (fences, caps, plugs or otherwise), which ICMC shall leave in good condition for safety and underground support and entry. All such buildings, structures, machinery, casings, tools, equipment or other personal property, permanent improvements and fixtures not removed (unless such items are needed to fulfill ICMC's closure and reclamation obligations) prior to the expiration of such one
                  (1) year following the termination of this Agreement shall then, at the election of OWNER, be deemed affixed to the Property and shall become and remain the sole property of OWNER.

                  (b) Upon Termination of Part of the Property. If part of the Property is being released from the terms of this Agreement under
         Section 10.01:

                           (i) ICMC shall comply with the provisions of Section
                  5.02 regarding closure and reclamation of the part of the Property that is being released from the terms of this Agreement;

                           (ii) ICMC shall remain liable to OWNER for the
                  payment of the ICMC Stock and for the payment of any Production Royalties which accrue and are payable as to production from that part of the Property that is being released from the terms of this Agreement;

                           (iv) ICMC shall promptly deliver to OWNER executed,
                  recordable transfer documents transferring to OWNER that part of the Property that is being released from the terms of this Agreement, free and clear of any claims of those claiming by, through or under ICMC; and

                           (v) ICMC shall have the right for a period of one (1)
                  year to remove its buildings, structures, machinery, casings, tools, equipment and other personal property, permanent improvements and fixtures erected or placed by ICMC after the date hereof upon the part of the Property that is being released from the terms of this Agreement except only track, pipe, timber, shaft guides, sheave wheels, air gates, ventilation ducts, chutes and ladders in place and protective devices (fences, caps, plugs or otherwise), which ICMC shall leave in good condition for safety and underground support and entry. All such buildings, structures, machinery, casings, tools, equipment or other personal property, permanent improvements and fixtures not removed (unless such items are needed to fulfill ICMS's closure and reclamation obligations) prior to the expiration of such one (1) year shall then, at the election of OWNER, be deemed affixed to the Property and shall become the sole property of OWNER.

                  (c) Limitation of Liability. OWNER expressly agrees that ICMC shall not be liable for any incidental, consequential or punitive damages claimed by OWNER.

                  (d) Cross Indemnities. Upon termination of this Agreement, ICMC and OWNER shall continue to have the indemnity responsibilities set forth in Section 15.04.

                                   ARTICLE XI

                              TRANSFER RIGHTS AND RESTRICTIONS

         11.01 Transfers by OWNER. OWNER shall not sell, transfer, convey, assign, pledge, mortgage, charge or otherwise dispose of (specifically including but not limited to a non-arm's length transaction or gift) or encumber all or any part of its right, title and interest in and to the Property as represented in this Agreement or in and to this Agreement (collectively the "Interest") except as permitted by this Article XI.

         11.02 ICMC's Rights as to OWNER Transfers. If OWNER: (a) receives a bona fide offer from a person or entity with whom OWNER deals at arm's length to purchase all or any part of its Interest, which OWNER is willing to accept, or
(b) intends to make an offer to a person or entity with whom OWNER deals at arms length to sell all or any part of its Interest (both instances of which are hereinafter referred to as the "Offer"), then OWNER shall promptly deliver, after receipt of an offer to purchase or before making an offer to sell, as the case may be, to ICMC written notice (the "Offer Notice") of the offer to purchase or intended offer to sell, as the case may be, accompanied by a copy of the offer and all information in the possession of OWNER regarding the person or entity (the "Offeror") from whom the Offer, if an offer to purchase, was received, or to whom the offer, if an intended offer to sell, is intended to be given. If the Offer is for a price payable wholly in money, the Offer Notice will constitute an offer by OWNER to ICMC to sell OWNER's Interest or part thereof included in the Offer, as the case may be (the "Offered Interest") to ICMC at the same price and on the same terms and conditions as are specified in the Offer and ICMC may accept the offer constituted by the offer Notice by giving to OWNER written notice (the "Acceptance Notice") of ICMC's acceptance within sixty (60) days after the delivery of the offer Notice.

                  If the Offer is for a price payable in whole or in part by way of securities or other property, the Offer Notice shall be accompanied by an opinion of a reputable investment banker in the United States of America of the cash equivalent value of the securities or other property and the Offer Notice will constitute an offer by OWNER to sell to ICMC the Offered Interest at a price payable in cash equal to the cash portion, if any, of the price specified in the Offer plus the value of the securities or other property and otherwise on the same terms and conditions as set out in the offer. ICMC may, if it agrees with the opinion of the investment banker, accept the offer constituted by the Offer Notice by an Acceptance Notice to OWNER within sixty
(60) days after, the delivery of the Offer Notice and the value of the securities or other property shall be the value determined by the opinion of the investment banker. If ICMC disputes the value of the securities or other property as determined by the opinion of the investment banker, ICMC may give to OWNER written notice (the "Dispute Notice") within thirty (30) days after delivery of the Offer Notice stating that it disputes the opinion of the investment banker, in which case the value of the securities or other property shall be determined by written agreement between ICMC and OWNER or, failing agreement within ten (10) days after the delivery of the Dispute Notice, by arbitration pursuant to Section 11.09, and ICMC may accept the offer constituted by the Offer Notice by an Acceptance Notice to OWNER within thirty (30) days after the determination of the value of the securities or other property by agreement or arbitration, as the case may be.

         The delivery by ICMC to OWNER of an Acceptance Notice will constitute a binding agreement between ICMC and OWNER for the purchase and sale of the Offered Interest at the price and on the terms and conditions specified in the Offer, as modified by agreement or arbitration with respect to the value of the securities or other property and the provisions of Section 11.10. If there is any conflict or inconsistency between the terms and conditions set out in the Offer and those set out in Section 11.10, the terms and conditions of Section
11.10 will prevail.

         11.03 ICMC's Failure to Accept Offer. If an Acceptance Notice is not given by ICMC within the time provided for in Section 11.02, OWNER may for a period of one hundred and eighty (180) days thereafter transfer the offered Interest to the Offeror at the price and on the terms and conditions set out in the Offer, provided that:

                  (a) OWNER shall not transfer all or any part of the Offered Interest to any person or entity unless ICMC has given its prior written approval to the transfer to that person or entity, such approval not to be withheld or delayed unreasonably;

                  (b) OWNER shall not sell the offered Interest at a price less than that specified in the offer or on terms and conditions more favorable to a purchaser than those specified in the Offer;

                  (c) OWNER shall not sell the Offered Interest to the Offeror unless at the time of the sale the Offeror enters into an agreement with ICMC under which the Offeror shall be bound by and have the benefit of this Agreement to the same extent and with the same rights and obligations as OWNER; and

                  (d) if OWNER has not transferred the Offered Interest within the one hundred and eighty day period, then the provisions of Section
         11.02 shall again become applicable to any sale or transfer of the Offered Interest.

         11.04 Transfers to Affiliates. OWNER may transfer to any of its Affiliates (as defined in Article I) all or any part of its

Interest, without complying with Sections 11.02 and 11.03, provided that OWNER and the Affiliate to which all or a portion of the Interest is transferred have entered into an agreement with ICMC which provides that:

                  (a) the Affiliate will remain an Affiliate of OWNER for so long as the Affiliate holds all or any part of the Interest of OWNER;

                  (b) prior to the Affiliate ceasing to be an Affiliate of OWNER, the Affiliate will transfer the Interest back to OWNER or another Affiliate of OWNER, provided that where the transfer is to another Affiliate, the other Affiliate first enters into an agreement with ICMC similar to the agreement entered into by the first Affiliate; and

                  (c) the Affiliate will be bound by and have the benefit of this Agreement as if it had been an original signatory to this Agreement for so long as it holds all or any part of the Interest.

         11.05 No Release of Liability. If OWNER transfers its Interest to any Affiliate or other person or entity as permitted under this Article XI, OWNER shall not be released from its liability hereunder for or with respect to any breach or nonobservance of any covenant, condition or term hereof by any direct or indirect transferee except if and to the extent expressly agreed to in writing by ICMC.

         11.06 Representations of Offeror or Affiliate. Any Offeror or Affiliate of OWNER that becomes a party to and bound by this Agreement shall be deemed to have given to ICMC the representations and warranties, as to itself, set out in
Section 6.01 (a) (except that the business corporations act shall be as to Offeror's or Affiliate's applicable state of incorporation), (b), (c) and (e) through (k) as of the date on which it becomes a party to and bound by this Agreement.

         11..07 Joint and Several Liability. If an Interest is at any time held by OWNER and any one or more direct or indirect transferees of OWNER, OWNER and all parties holding a portion of their respective Interest shall be jointly and severally liable with respect to all obligations hereunder of OWNER.

         11.08 Triggering Events - Option to Purchase. If any of the following events ("Triggering Events") occur:

                  (a) an Affiliate of OWNER to whom all or any part of its Interest has been transferred ceases to be an Affiliate of OWNER without transferring the Interest or the part thereof held by the Affiliate back to OWNER or another Affiliate of OWNER;

                  (b) an amalgamation, merger, arrangement or similar proceeding to which OWNER is a party is commenced;

                  (c) the bankruptcy or receivership of OWNER occurs or a resolution is passed for the winding-up or dissolution of OWNER;

                  (d) a change of Control (as such term is defined in Article I) of OWNER occurs or any person or entity acting in concert who does not Control OWNER at the date of this Agreement acquires Control of OWNER; or

                  (e) a sale of substantially all of the assets of OWNER occurs, then OWNER shall promptly give written notice to ICMC of the occurrence of that Triggering Event. OWNER hereby grants to ICMC the irrevocable and exclusive option to purchase OWNER's Interest at a price equal to the fair market value of the Interest. The option shall be exercisable by written notice (the "Option Notice") from ICMC to OWNER given at any time after the occurrence of a Triggering Event and before the expiration of sixty (60) days after the Option Notice has been given to ICMC by OWNER. Upon exercise of the option, OWNER shall be bound to sell to ICMC and, except as hereinafter provided, ICMC shall be bound to purchase from OWNER the Interest at a price equal to the fair market value of the Interest on the date of the Triggering Event. The purchase and sale of the Interest shall be completed in accordance with Section
         11.10. The fair market value of the Interest shall be determined by written agreement between OWNER and ICMC within ten (10) days after delivery of the Option Notice or, failing agreement within that time, by arbitration pursuant to Section 11.09. Notwithstanding the foregoing, if the fair market value of the

         Interest is determined by arbitration, ICMC may withdraw the Option Notice by further notice to OWNER within six (6) days after the determination by arbitration, failing which there shall remain a binding agreement between ICMC and OWNER for the purchase and sale of the Interest on the terms and conditions set out in this Section 11.08.

         11.09 Arbitration. The matters to be determined by arbitration pursuant to this Agreement may be submitted to arbitration by written demand of any party. To demand arbitration, any party (the "demanding party") shall give written notice to the other party (the "responding party"). Such notice shall specify the nature of the issue(s) in dispute, the monetary amount involved, and the remedy requested. within twenty (20) days of the receipt of the notice, the responding party shall answer the demand in writing, specifying the issue(s) that party disputes. If the parties agree on a single arbitrator, the issues shall be decided by the single arbitrator and his decision shall be final and binding on the parties.. If, within ten (10) days after the responding party's answer, the parties are unable to agree on a single arbitrator, each party shall select one qualified arbitrator and notify the other party of such selection within fifteen (15) days after the responding party's answer. Each of the arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within ten (10) days of their selection. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to the chief judge of the highest trial court for Idaho County, Idaho, with a copy to both parties, requesting that court to select and appoint the third arbitrator. The court's selection shall be final and binding on the parties. If either party does not name an arbitrator, the arbitrator named by the other party shall serve as sole arbitrator. Immediately upon appointment of the third arbitrator, each party shall present in writing to the panel of three arbitrators (with a copy to the other party) their statement of the issue(s) in dispute. Only matters expressly authorized by this Agreement as being subject to arbitration shall be submitted to arbitration hereunder. The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet at a time and place within Graingville, Idaho, reasonably convenient for the parties, after giving each party at least ten (10) days notice. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules, but not under the auspices of the American Arbitration Association. In the event of conflict between the provisions of this Agreement and the provisions of the commercial arbitration rules of the American Arbitration Association, the provisions of this Agreement shall prevail. The failure of a party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall not be required at all hearings. Actions of the arbitrators shall be by majority vote. After hearing the parties in regard to the matter in dispute, taking such evidence and making such other investigation as justice requires and as the arbitrators deem necessary, they shall decide the issues submitted to them within ten (10) days thereafter and serve a written and signed copy of the award upon each party. Such award shall be final and binding on the parties, and confirmation thereof may be applied for in a court of competent jurisdiction by any party. If the parties settle the dispute in the course of arbitration, such settlement shall be approved by the arbitrators on request of either party and become the award. Each party shall bear all its own expenses of arbitration. All arbitration proceedings shall be conducted in the City of Grangeville, State of Idaho. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

         11.10 Closing for Sale of Interest. Any agreement between the parties for the purchase and sale of all or any part of an Interest pursuant to the exercise of the rights under this Article XI shall be completed at 11.:00 a.m. on the thirtieth (30th) business day after a binding agreement for the purchase and sale of the Interest has come into effect, or if any determination of value is required by agreement or arbitration, on the tenth (10th) business day after that determination. Completion shall take place at the offices of ICMC in Grangeville, Idaho. At the time scheduled for completion, ICMC shall deliver to OWNER a certified check or bank draft in payment of the purchase price for the Interest or portion thereof being purchased by ICMC, and OWNER shall deliver to ICMC executed transfer documents of the Interest, or portion thereof, being purchased by ICMC in form and substance satisfactory to ICMC and its attorneys. The Interest, or portion thereof, being purchased by ICMC shall be transferred by OWNER to ICMC free and clear of all liens, claims, charges and encumbrances by, through or under OWNER, and if by reason of any lien, claim, charge or encumbrance on the Interest, or portion thereof, being purchased by ICMC, OWNER is unable to do so, ICMC may make payment to the holder of the lien, claim, charge or encumbrance, which payment shall be deemed to be payment to OWNER and shall be applied in reduction of the unpaid balance of the purchase price for the Interest or portion thereof being purchased by ICMC.

         11.11 No Mortgages, Pledges, Charges or Encumbrances. OWNER shall not pledge, mortgage, charge or otherwise encumber all or any part of its Interest without the prior written approval of ICMC.

         11.12 Breach of Article XI. OWNER acknowledges that a breach by it of this Article XI would result in loss to ICMC for which ICMC could not be adequately compensated in damages by a monetary award. Accordingly, OWNER agrees that in the event of any breach by it of this Article XI, ICMC shall, in addition to all remedies available to ICMC at law or in equity, be entitled as a matter of right to apply to a court of competent and equitable jurisdiction for such relief by way of specific performance, restraining order, injunction (including an interim injunction), decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Article XI.

         11.13 Assignment. Subject to ICMC-s rights set forth in Section 11.02 through 11.12 above, the rights and obligations of the Parties hereunder may be assigned in whole or in part and the provisions hereof shall extend to and be binding upon the successors and assigns of the respective Parties. No change or division in the ownership of the Property or of the Production Royalties or other monies to be paid under this Agreement, however accomplished, shall operate to enlarge the obligations or diminish the rights of ICMC under this Agreement and neither ICMC nor its assigns shall ever be required to make such payments or render reports or notices to more than one Party. If OWNER's interest in the Property is now or hereafter owned by more than two Parties, those Parties shall, within thirty
(30) days of such event, designate in writing to ICMC a single Party to act for all of them hereunder in all respects, including but not limited to the giving and receiving of all notices, payments and reports hereunder. No sale or assignment by OWNER shall be binding upon ICMC for any purpose until thirty (30) days after such person or entity acquiring any interest has furnished ICMC with an instrument or instruments or certified copies thereof documenting such transferee's chain of title from the original OWNER.

         11.14 No Release from Obligations. In the event of assignment or sublease of this Agreement by ICMC, in whole or in part, ICMC shall not be relieved of its obligations with respect to the assigned or sublet portions arising after the date of assignment or sublease.

         11.15 Transfer by ICMC. Notwithstanding Section 11.13 above, ICMC shall not assign, sublet or transfer any rights or obligations regarding the Property or this Agreement (in whole or in part) without first obtaining the prior written consent of OWNER, which consent shall not be unreasonably withheld. Additionally, OWNER's consent shall be conditioned upon assignee or sublessee specifically agreeing, in writing, to be bound by the terms in this Agreement including the Option and the Production Royalties.

                                   ARTICLE XII

                                  FORCE MAJEURE

         12.01 Force Majeure. All obligations of ICMC and all conditions with respect to the continuation of this Agreement, specifically including the payment of Royalty payments as set out in Section 4.01, shall be suspended and ICMC shall not be deemed in default or liable for damages or other legal or equitable remedies while, but only as long as, ICMC is prevented from complying with such obligations or conditions in whole or in part by actions of environmental pressure groups, strikes, lockouts, labor slowdowns or disturbances, acts of God, war, explosion, flood, epidemics, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials or services in the open market, unusually severe weather, inadequate facilities for the transportation of materials, any local, state or federal law, regulation or order, or any other matters beyond the reasonable control of ICMC, whether similar to the matters herein specifically enumerated or not ("Force Majeure"). The time or times specified herein for compliance by ICMC with all obligations and conditions hereunder, including, without limitation, obligations or conditions as to the incurring of Exploration and Maintenance Expenditures, shall thereafter be extended for a period or periods equal to the duration of the Force Majeure provided, however, that performance shall be resumed within a reasonable time after such Force Majeure has ceased to exist; and provided, further, that ICMC shall not be required to compromise or settle any labor disputes or to question the validity or to refrain from judicially testing the validity of any local, state or federal order, regulation or law. without limitation of the above general provision, if ICMC is or becomes subject, at any time, to environmental regulations or governmental restrictions ("environmental regulations or governmental restrictions" shall include any law, rule, regulation, order, judgment, policy, proposal, action or inaction or restriction relating to air pollution, water pollution, surface or subsurface Exploration or mining and surface or subsurface effects of mining or land use) which prohibit or materially affect any operations hereunder or planned to be carried out hereunder, ICMC shall have the right to declare the existence of a condition of Force Majeure during the period in which ICMC is in good faith seeking a feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under or prevent the enactment, promulgation or enforcement of such environmental regulations or governmental restrictions. OWNER agrees to cooperate with ICMC in prosecuting any such actions.

                                  ARTICLE XIII

                                   [RESERVED]

                                   ARTICLE XIV

                       OPTION TO ENTER INTO JOINT VENTURE

         14.01 Grant of Option. OWNER hereby reserves and ICMC hereby grants to OWNER an exclusive option (hereinafter the "Option") to enter into a joint venture in regard to the Property upon the terms and conditions set forth herein.

         14.02 Consideration. The Parties agree that the consideration contained in this Agreement shall be sufficient consideration for the grant of this option.

         14.03 Exercise of the Option.

                  A. OWNER may, subject to the provisions of Section 14.05 below, exercise the Option at any time after the Effective Date hereof and prior to five (5) years from the Effective Date of this Agreement by the delivery of written notice to ICMC of OWNER's intent to exercise the Option, together with two (2) originals of Joint venture Agreement, dated the date of the notice and executed by OWNER. Within thirty (30) days after ICMC's receipt of

         OWNER's exercise of the Option, ICMC shall, unless ICMC exercises its termination right under Section 14.05 below, execute and return to OWNER one (1) original Joint Venture Agreement.

                  It is agreed by the Parties that such Joint Venture Agreement shall generally follow the then current Rocky Mountain Mineral Law Form of joint venture agreement and shall specifically provide that: (1) the Mineral Lease Agreement shall remain in effect and shall be the basis on which the OWNER (as to 49%) and ICMC (as to 51%) shall have rights and obligations in and with respect to the Property; provided, however, that OWNER shall not be entitled to the Production Royalty. (2) each party will fund its proportionate share of ongoing expenditures on the Property or have its interest deducted; (3) a management committee will approve all operations and activities of the venture and will consist of two members from each of ICMC and OWNER, with ICMC to hold the deciding vote so long as ICMC retains not less than 51% interest in the joint venture; (4) ICMC will have the right to be operator of the joint venture so long as it retains not less than a 51% interest in the joint venture; and (5) in the event of a conflict between OWNER's rights and obligations as a joint venture and its rights as lessor under the Mineral Lease Agreement, its rights under the Mineral Lease Agreement shall be paramount.

                  Provided that: (1) ICMC has not exercised its right under
         Section 14.05 below to terminate OWNER's exercise of the option, and
         (2) ICMC has executed and returned a copy of the Joint venture Agreement as provided for above, OWNER, within forty-five (45) days after delivery of the option notice to ICMC, shall pay ICMC the amount of One Hundred and Fifteen Percent (115%) of ICMC's
         Exploration and Maintenance Expenditures incurred on the Property from January 1, 1996, until exercise of the Option by OWNER.

         14.04 Covenants Running with the Land; Specific Performance.

         The covenants and agreements of OWNER and ICMC under this Option are intended to touch and concern the Property and to be and shall be covenants running with the land with respect to the Property and shall be binding upon OWNER and ICMC and OWNER's and ICMC's representatives and permitted successors and assigns. This Option and the Joint venture Agreement to be entered into pursuant hereto shall be specifically enforceable by ICMC and by ICMC's representatives, successors and assigns.

     14.05 Termination of Option.

         In the event that OWNER does not exercise the Option in the manner provided herein, then: (i) this Option shall, without further action of any party, automatically terminate and thereafter be null and void and of no further force or effect, and (ii) neither Party shall have any further rights or obligations with respect to the Option. Additionally, ICMC shall have the right to terminate OWNER's Option by payment to OWNER of Three Hundred Thousand (Canadian) Dollars (Cdn $300,000) at any time up to twenty-one (21) days after receipt by ICMC of the Option notice sent by OWNER.

                                   ARTICLE XV

                               GENERAL PROVISIONS

         15.01 Competition. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the Property and the Parties shall have the free and unrestricted right to engage in and independently receive the full benefits of any and all business ventures of any sort whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without consulting the other or inviting or allowing the other to participate therein. Neither of the Parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the full benefits of any competing venture or ventures within the general scope of the activities contemplated by this Agreement. Without limiting the generality of the foregoing, neither Party shall be under any duty to disclose to the other Party information and data relating to the Property which it obtains outside the scope of its activities under this Agreement.

         15.02 Memorandum for Recording. This Agreement shall not be recorded for, by or on behalf of either Party. OWNER agrees to execute and ICMC shall record a notice or memorandum of this Agreement, which shall be in a form suitable for recording under the state and local laws of Idaho, specifying that the interests of ICMC and OWNER in the Property are subject to the terms and conditions of this Agreement.

         15.03 Governing Law. This Agreement shall be governed and construed according to the laws of Idaho and subject to the jurisdiction of the courts of such state. In addition, this Agreement shall be subject to all applicable laws, rules and regulations of public bodies having jurisdiction over the development or operation of the Property.

         15.04 Not a Partnership. It is not the purpose or intention of this Agreement to create a partnership, mining partnership, commercial partnership or any other partnership relation between the Parties hereto. Each of the Parties shall be responsible only for its respective obligations and liabilities as set forth in this Agreement and neither Party shall have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing contained in this Agreement shall be deemed to constitute any Party the partner of the other or the agent or legal representative of the other or to create any fiduciary relationship between them. Each Party agrees to indemnify and hold harmless the other Party, its directors, officers, employees and agents from and against any and all losses, claims, damages and liabilities arising out of any act taken or made by or on behalf of the other Party, its directors, officers, employees or agents under or in relation to this Agreement, except pursuant to authority expressly granted herein or otherwise agreed to between the Parties. The provisions of this Section 15.04 shall survive termination of this Agreement.

         15.05 Laws and Regulations. In the conduct of its operations on the Property, ICMC shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to Exploration, Mining, Development and reclamation.

         15.06 Manner of Giving Notices. Any notice, election, proposal, objection or other document, including any proposed public announcement, press release or other disclosure, required or permitted to be given hereunder ("Notices") shall be in writing addressed to the Parties as follows:

ICMC:    IDAHO CONSOLIDATED METALS CORP.
         Post Office Box 2124
         Lewiston, Idaho 83501
         Attention: Mr. Wilf Struck
         FAX NO: (208) 746-6670

OWNER:   c/o Bema Gold Corporation
         1400 - 510 Burrand Street Vancouver,  B.C. V6C 3A8
         Attention:  Mr. Roger Richer
         FAX NO: (604)681-6209

         All Notices shall be given: (a) by personal delivery to ICMC, (b) by electronic communication, with the original Notice sent by registered or certified mail in the United States of America mail, return receipt requested, or (c) by registered or certified mail in the United States of America mail, return receipt requested. All Notices shall be effective and shall be deemed delivered: (a) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by electronic communication, on the next business day following receipt of the electronic communication, and (c) if solely by mail, on the next business day after actual receipt. A Party may at any time change its address for future Notices hereunder by Notice in accordance with this Section 15.06.

         15.07 Currency. Except as provided for in Section 14.05, all amounts of money expressed or payable hereunder are expressed and shall be paid in dollars of the United States of America.

         15.08 [RESERVED]

         15.09 Further Assurances. Each of the Parties hereby covenants and agrees to execute any further and other documents and instruments and to take any further and other actions that may be necessary to implement and carry out the intent of this Agreement.

         15.10 Binding Effect. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement shall be binding upon each Party which has executed and delivered it, whether or not it has been executed and delivered by all Parties.

         15.11 Headings. The articles, sections, titles and other headings of this Agreement (other` than the definitions) are inserted only for convenience and shall not control or affect the meaning, construction or interpretation of the Agreement or affect its terms and provisions.

         15.12 Severabilitv. In the event any provision of this Agreement is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any law, rule or regulation, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly and shall continue in full force and effect as so modified.

         15.13 Perpetuities. The Parties to this Agreement do not intend that there shall be any violation of the Rule Against Perpetuities or any related rule pertaining to restraints upon alienation. If any such violation should inadvertently exist, it is the intent and desire of the Parties hereto that the appropriate court shall reform such provision or provisions in such a way as to approximate most closely the intent of the Parties hereto within the limits permissible under such Rule or related rule.

         15.14 Waiver. Modification or Amendment. No failure or delay on the part of either OWNER or ICMC in exercising any of their respective rights hereunder upon any failure by the other party to perform or observe any condition, covenant or provision herein contained shall operate as a waiver thereof, nor shall any single or partial exercise of any of such rights preclude any other or further exercise thereof or the exercise of any other right hereunder. Neither this Agreement nor any provision hereof may be supplemented, changed, waived, or discharged orally, or by any course of dealing or trade usage, but only by an instrument in writing signed by the Party against whom the enforcement of the supplement, change, waiver, or discharge is sought.

         15.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         15.16 Advisors to OWNER. OWNER expressly acknowledges that it has sought (or had the opportunity to seek) the advice of OWNER'S own advisors, including but not limited to, legal, tax, financial, geologic, and engineering, to assist OWNER in reviewing this Agreement. OWNER expressly acknowledges that OWNER is not relying on any oral or written statement (not expressly set forth in this Agreement) made by ICMC, its employees or agents regarding any matters pertaining to this Agreement.

         15.17 Acknowledgement and Agreement - ICMC hereby acknowledges receipt of a copy of the letter dated June 6, 1996 from Woodburn and wedge, Attorneys to OWNER, addressed to Arctic Fox Ltd. and Gray Estates Company discussing the history of the Property. ICMC agrees with the analysis set out in that letter and, more specifically, agrees that neither Arctic Fox Ltd. nor Gray Estates Company has an operating right of first refusal with respect to the Property.

         15.18 Registration of ICMC Stock. ICMC shall bear all costs and expenses associated with removing any restrictions on the marketability of the ICMC Stock.

         15.19 Entire Agreement. This Agreement (including Exhibits A and B shall constitute the complete understanding and agreement of the Parties with respect to the Property and the subject matter hereof, all previous agreements with respect thereto being expressly rescinded and replaced hereby. No modification or alteration of this Agreement shall be effective unless in writing executed subsequent to the date hereof by both of the Parties. No prior written or contemporaneous oral promises, representations or agreements shall be binding upon the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

IDAHO GOLD CORPORATION                 IDAHO CONSOLIDATED METALS CORP.

By: [ILLEGIBLE SIGNATURE]              By: /S/ WILF STRUCK

Title: Director/Secretary/Treasurer    Title: Chief Operating Officer,
                                              Vice President

State of Idaho             )
                                    : ss.
County of Nez Perce  )

         On this 4th day of February, 1997, before me, the undersigned, a Notary Public in and for said state, personally appeared WILF STRUCK, known and identified to me to be person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal on the day and year first written above.

                                  Notary Public for the State of Idaho
                                  Residing at Lewiston
                                  My commission expires 9-21-02

                                    EXHIBIT A
                                       to
                             MINERAL LEASE AGREEMENT
                                     Between
                             IDAHO GOLD CORPORATION
                                       and
                         IDAHO CONSOLIDATED METALS CORP.


                                   "Property"

SCHEDULE "A"

FRIDAY PATENT CLAIMS
BGSHA.WB2

         Claim             Patent           Survey            Acres
         Name              Number           Number

Friday Fraction            41174            1834              20.659
Friday                     41174            1834              18.559
Regina                                      1833              16.595
Alaska            3        41174            1834              20.653
Alaska            4        41174            1834              20.653

                                    EXHIBIT B
                                      To
                             MINERAL LEASE AGREEMENT
                                     Between
                             IDAHO GOLD CORPORATION
                                       and
                         IDAHO CONSOLIDATED METALS CORP.

                               NET SMELTER RETURNS

                          SCHEDULE "B" - FRIDAY CLAIMS

                               NET SMELTER RETURNS

1. The royalty which may be payable to Idaho Gold Corporation (hereinafter called the "Payee") pursuant to paragraph 3(d) of the Assignment of Interests Agreement by Idaho Consolidated Metals Corp. (hereinafter called the "Payor") will be 3%, of 100% of the Net Smelter Revenue ( as hereinafter defined) and will be calculated and paid to the Payee in accordance with the terms of this Schedule "B". Terms having defined meanings in the Agreement and used herein will have the same meanings in this Schedule as assigned to them in the Assignment of Interests Agreement unless otherwise specified or the context otherwise requires.

2. The Net Smelter Revenue will be calculated on a calendar quarterly basis and will, subject to paragraph 7 of this Schedule "B", be equal to Gross Revenue less Permissible Deductions for such quarter.

3.       The following words will have the following meanings:

         (a) "Gross Revenue" means the aggregate of the following amounts received in each quarterly period following the commencement of commercial production from the Mining Properties:

                  (i) the revenue received by the Payor from arm's length purchasers of all Product;

                  (ii) the fair market value of all Product sold by the Payor in such period to persons not dealing at arm's length with the Payor; and

                  iii)     any proceeds of insurance on Product;

         (b) "Ore" means all materials from the Mining Properties, the nature and composition of which justifies either:

                  (i) mining or removing from place and shipping and selling such material, or delivering such material to a processing plant for physical or chemical treatment; or

                  (ii)     leaching such material in place;

         (c) "Permissible Deductions" means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each quarterly period:

                  (i) sales charges levied by any sales agent on the sale of Product,

                  (ii) transportation costs for Product from the Mining Properties to the place of beneficiation, processing or treatment and thence to the place of delivery of Product to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

                  (iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of Product after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter, and

                  (iv) all insurance costs on Product, and any government royalties, production taxes, severance taxes and sales and other taxes levied on Ore, Product or on the production or value thereof (other than any Federal or Provincial taxes levied on the income or profit of the Payor);

         (d)      "Product" means:

                  (i)      all Ore shipped and sold prior to treatment, and

                  (ii) all concentrates, precipitates and products produced from Ore.

4. The payment on account of the royalty for each calendar quarter will be calculated and paid within 60 days after the end of each calendar quarter. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "Statement") must be submitted with the payment.

5. In the event that final amounts required for the calculation of the payment on account of the royalty are not available within the time period referred to in section 4 of the Schedule "B", then provisional amounts will be estimated and such payment will be paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the payment on account of the royalty for the succeeding quarter.

6. All payments on account of the royalty will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of 60 days after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at reasonable times, to have the Payor's accounts and records relating to the calculation of the payment in question audited by the auditors of the Payee. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder. The payee will pay all the costs and expenses of such audit unless a deficiency of 5 % or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of 5 % or more of the amount due is determined to exist. Failure on the part of the Payee to made a claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and payment on account of the royalty for such quarter.

7. All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to Product which is a precious metal (collectively, "Hedging Transactions") are specifically excluded from calculations of the payments on account of the royalty pursuant to this Schedule "B" (it being the intent of the parties that the Payor will have the unrestricted right to market and sell Product to third parties in any manner it chooses and that the Payee will not have any right to participate in such marketing activities or to share in any profits or losses therefrom. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, will be solely for the Payor's account. The amount of Net Smelter Revenue derived from all Product subject to Hedging Transactions by the Payor will be determined pursuant to the provisions of this paragraph 7 and not paragraph 2. As to precious metals subject to Hedging Transactions by the Payor, Net Smelter Revenue will be determined without reference to Hedging Transactions and will be determined by using, for gold, the quarterly average price of gold, which will be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted. Any Product subject to Hedging Transactions will be deemed to be sold, and revenues received therefrom, only on the date of the final settlement of the amount of refined Product allocated to the account of the Payor by a third party refinery in respect of such transactions. Furthermore, the Payor will have no obligation to fulfill any futures contracts, forward sales, gold loans or other Hedging Transactions which the Payor may hold with Product.


8. If the royalty becomes payable to two or more parties, those parties will appoint, and will deliver to the Payor a document executed by all of those parties appointing, a single agent or trustee of all such parties to whom the

         Payor will make all payments on account of the royalty. The Payor will have no responsibility as to the division of the royalty payments amount such parties, and if the Payor makes a payment or payments on account of the royalty in accordance with the provisions of this paragraph 8, it will be conclusively deemed that such payment or payments have been received by the Payee. All charges of the agent or trustee will be borne solely by the parties receiving payments on account of the royalty.

9. Notwithstanding the foregoing, the royalty payable shall be limited to US$1,000,000.